Exhibit 99.1

Viking Therapeutics Reports First Quarter 2019 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	New Data from Phase 2 Study of VK2809 Presented at EASL 2019; Results Demonstrate Robust Efficacy at Doses as Low as 5 mg Daily

•	Phase 2b Study of VK2809 in Biopsy-Confirmed NASH Expected to Commence in 2H19

•	IND Filing for VK0214 in X-ALD Planned in 2H19

SAN DIEGO, May 2, 2019 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the first quarter ended March 31, 2019, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter, and Subsequent to March 31, 2019:

“The progress and momentum we achieved during 2018 have continued into 2019,” stated Brian Lian, Ph.D., chief executive officer of Viking Therapeutics.  “At the recent EASL conference, we announced positive new data from our Phase 2 trial of VK2809 in patients with fatty liver disease and hypercholesterolemia demonstrating impressive efficacy at doses as low as 5 mg daily.  Even at these lower exposures, VK2809 shows potent liver fat reduction and improvements in plasma lipids that are on par with the previously reported 10 mg doses.  These data provide further evidence that VK2809’s unique liver-targeted mechanism may lead to enhanced tissue exposures, allowing for greater flexibility in dosing.  In addition, VK2809’s predictable PK, encouraging safety, and excellent tolerability continue to indicate an exciting therapeutic profile in the setting of NASH.  The observed reduction in LDL-C and other lipids also suggests potential cardiovascular benefits, an important consideration in this patient population.  We remain on track to initiate a Phase 2b study of VK2809 in biopsy-confirmed NASH later this year.”

Pipeline and Corporate Highlights

•

Positive VK2809 Phase 2 data presented at the Late-Breaker poster session of the 2019 EASL conference.  The company recently announced additional data from the low-dose 5 mg cohort in the Phase 2 trial of VK2809 in patients with non-alcoholic fatty liver disease (NAFLD) and hypercholesterolemia.  The results demonstrated that patients receiving VK2809 experienced statistically significant reductions in liver fat content relative to placebo, as well as statistically significant improvements in response rates, defined by the proportion of patients experiencing at least a 30% or a 50% relative reduction in liver fat, compared with patients receiving placebo.  Consistent with prior data from the 10 mg cohorts, VK2809 was well tolerated when dosed at 5 mg daily, and no serious adverse events were reported among patients receiving either VK2809 or placebo.  These results were presented at the Late-Breaker poster session at the annual meeting of the European Association for the Study of the Liver (EASL) in Vienna, Austria.  The company expects to file an investigational new drug (IND) application for VK2809 and initiate a Phase 2b study in patients with biopsy-confirmed NASH in 2H19.

▪

Advancing IND-enabling work for VK0214 in X-linked adrenoleukodystrophy (X-ALD); IND filing planned in 2H19.  VK0214 is a novel, orally available small molecule thyroid receptor agonist that possesses selectivity for the beta receptor subtype.  The company is evaluating VK0214 as a potential treatment for X-ALD, a devastating disease caused by a defect in a peroxisomal transporter called ABCD1.  Data from in vitro and in vivo studies have demonstrated that activation of the thyroid beta receptor may stimulate the metabolism of very long chain fatty acids, which are believed to contribute to the neuronal toxicities observed in X-ALD patients.  The company is continuing to progress VK0214 through IND-enabling work with a goal of filing an IND in 2H19 to allow initiation of a proof-of-concept study in X-ALD.

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Balance sheet remains strong with approximately $300 million in cash and equivalents.  Viking completed the first quarter of 2019 with $298.7 million in cash, cash equivalents, and short-term investments.

▪	Upcoming investor events. Viking management will participate in the following May and June investor events:

SunTrust Robinson Humphrey 5th Annual Life Science Summit

Dates: May 7 – 8, 2019

Location: Lotte New York Palace, New York, NY

B. Riley FBR Annual Investor Conference

Dates: May 22 – 23, 2019

Location: Beverly Hilton, Beverly Hills, CA

Jefferies 2019 Global Healthcare Conference

Dates: June 4 – 7, 2019

Location: Grand Hyatt, New York, NY

9th Annual LD Micro Invitational

Dates: June 4 – 5, 2019

Location: Luxe Sunset Hotel, Bel Air, CA

Raymond James 2019 Life Sciences and MedTech Conference

Dates: June 18 – 19, 2019

Location: Lotte New York Palace, New York, NY

Q1 2019 Financial Highlights

Research and development expenses for the three months ended March 31, 2019 were $4.5 million compared to $3.0 million for the same period in 2018.  The increase was primarily due to increased manufacturing expenses related to our drug candidates, pre-clinical study efforts, use of third-party consultants, stock-based compensation and salaries and benefits, partially offset by a decrease in clinical study expenses.

General and administrative expenses for the three months ended March 31, 2019 were $2.3 million compared to $1.8 million for the same period in 2018.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and use of third-party consultants.

For the three months ended March 31, 2019, Viking reported a net loss of $4.9 million and a basic net loss per share of $0.07, compared to a net loss of $3.6 million and a basic net loss per share of $0.08 in the corresponding period in 2018.  The increase in net loss for the three months ended March 31, 2019 was primarily due to the increase in research and development and general and administrative expenses noted previously. This was partially offset by an increase in interest income during the three months ended March 31, 2019 and the elimination of the change in the fair value of debt conversion feature liability as well as amortization of debt discount due to the Company’s repayment of debt in May 2018. The decrease in net loss per share for the three months ended March 31, 2019 is primarily due to the additional shares outstanding at March 31, 2019 versus those outstanding at March 31, 2018, given the additional shares issued by the Company in June and September 2018, through public equity offerings.

Balance Sheet as of March 31, 2019

At March 31, 2019, Viking held cash, cash equivalents and short-term investments totaling $298.7 million.   As of April 30, 2019, Viking had 72,047,657 shares of common stock outstanding.

Conference Call

Management will host a conference call to discuss the company’s first quarter 2019 financial results today at 4:30 pm Eastern.  To participate on the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until May 9, 2019 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 10131006.  Those interested in listening to the conference call live via the internet may do so by visiting the Investor Relations section of Viking’s website at www.vikingtherapeutics.com.  An archive of the webcast will be available for 30 days on the company's website at www.vikingtherapeutics.com.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, including non-alcoholic steatohepatitis (NASH).  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of X-linked adrenoleukodystrophy (X-ALD).

Viking's other programs include VK5211, an orally available, non-steroidal selective androgen receptor modulator.  In a Phase 2 trial in patients recovering from hip fracture, patients who received VK5211 experienced significant improvements in measures of lean body mass compared with patients who received placebo.  Other programs also include VK0612, a first-in-class, orally available drug candidate in Phase 2 development for the treatment of type 2 diabetes as well as two earlier-stage programs targeting metabolic diseases and anemia.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, as well as the company's goals and plans regarding VK2809 and its prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK5211 and VK2809; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$—	$—
Operating expenses:
Research and development	4,496	3,043
General and administrative	2,310	1,762
Total operating expenses	6,806	4,805
Loss from operations	(6,806)	(4,805)
Other income (expense):
Change in fair value of debt conversion feature liability	—	1,361
Amortization of debt discount	—	(258)
Amortization of financing costs	(30)	(30)
Interest income (expense), net	1,914	181
Realized loss on investments	(2)	—
Total other income (expense), net	1,882	1,254
Net loss	(4,924)	(3,551)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	374	(89)
Comprehensive loss	$(4,550)	$(3,640)

Net loss per common share
Basic	$(0.07)	$(0.08)
Diluted	$(0.07)	$(0.10)

Weighted-average shares used to compute net loss per share
Basic	71,755	44,649
Diluted	71,755	45,306

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,343	$24,779
Short-term investments – available for sale	284,375	276,741
Prepaid clinical trial and preclinical study costs	168	335
Prepaid expenses and other current assets	251	278
Total current assets	299,137	302,133
Right-of-use assets	794	—
Deferred public offering and other financing costs	120	150
Deposits	29	29
Total assets	$300,080	$302,312
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,676	$959
Other accrued liabilities	2,961	3,591
Lease liability, current	281	—
Total current liabilities	4,918	4,550
Deferred rent	—	12
Lease liability, net of current portion	588	—
Total long-term liabilities	588	12
Total liabilities	5,506	4,562
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at March 31, 2019 and December 31, 2018; no shares issued and outstanding at March 31, 2019 and December 31, 2018	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at March 31, 2019 and December 31, 2018; 72,027,657 and 71,742,043 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	402,464	401,090
Accumulated deficit	(107,842)	(102,918)
Accumulated other comprehensive loss	(49)	(423)
Total stockholders’ equity	294,574	297,750
Total liabilities and stockholders’ equity	$300,080	$302,312

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com